Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 847,386,997.00	0.0001381	$ 117,024.14
Fees Previously Paid
	Total Transaction Valuation:	$ 847,386,997.00
	Total Fees Due for Filing:			$ 117,024.14
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 117,024.14
Offering Note
[1]	Aggregate number of securities to which the transaction applies: as of August 31, 2026, the maximum number of shares of common stock, par value $0.01 per share (the "Company Common Stock"), of Varex Imaging Corporation (the "Company") to which this transaction applies is estimated to be 44,968,946, which consists of (A) 42,302,502 shares of Company Common Stock entitled to receive the per share merger consideration of $18.90; (B) 185,316 shares of Company Common Stock underlying outstanding and unexercised options that have an exercise price that is less than $18.90 entitled to receive the per share merger consideration of $18.90 less any applicable exercise price; (C) 1,754,207 shares of Company Common Stock underlying outstanding restricted stock units which may be entitled to receive the per share merger consideration of $18.90; (D) 598,712 shares of Company Common Stock underlying outstanding performance stock units which may be entitled to receive the per share merger consideration of $18.90; and (E) an estimated 128,209 shares of Company Common Stock underlying outstanding purchase rights under the Company's employee stock purchase plan. Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (1) the product of 42,302,502 shares of Company Common Stock entitled to receive the per share merger consideration and the per share merger consideration of $18.90; plus (2) the product of 185,316 shares of Company Common Stock underlying outstanding and unexercised options that have an exercise price that is less than $18.90 and $5.27 (which is the difference between the per share merger consideration of $18.90 and the weighted average exercise price of such outstanding and unexercised options); plus (3) the product of 1,754,207 shares of Company Common Stock underlying outstanding restricted stock units and the per share merger consideration of $18.90; plus (4) the product of 598,712 shares of Company Common Stock underlying outstanding performance stock units and the per share merger consideration of $18.90; plus (5) the product of 128,209 shares of Company Common Stock underlying outstanding purchase rights under the Company's employee stock purchase plan and the per share merger consideration of $18.90. In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources